EXHIBITS TO BE FILED BY EDGAR


               Exhibits:


                    5-A  -    Opinion of Berlack, Israels & Liberman LLP.

                    5-B  -    Opinion of Ballard Spahr Andrews & Ingersoll.

                    24-A - Certified copy of resolution of the Company's Board of Directors authorizing attorney-in-fact to sign the registration statement.